NYSE American: UEC

Uranium Energy Corp Extends Credit Facility to January 31, 2022 and Completes Royalty Sales to Uranium Royalty Corp

-Maturity of existing $20 million Sprott credit facility is extended to January 31, 2022, further strengthens the Company’s working capital position and financial flexibility.

-No principal repayments until maturity.

-Completion of royalty sales creates a new significant ownership stake in Uranium Royalty Corp.

Corpus Christi, TX, December 6, 2018 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to announce that the Company and its lenders, which include Sprott Resource Lending Partnership, have agreed to extend the Company’s current $20,000,000 senior secured credit facility (the “Credit Facility”) to January 31, 2022 without any principal repayments required until maturity (collectively, the “Credit Facility Extension”).

Amir Adnani, President and CEO, stated, “The Company’s cash position of approximately $24.5 million, the Credit Facility Extension and the royalty sales together evidence UEC’s strong balance sheet heading into 2019.  The Credit Facility Extension allows us to maximize working capital to advance our portfolio of low-cost and production-ready ISR projects in Texas and Wyoming in this critical time for the U.S. uranium industry.   Additionally, the agreement with Uranium Royalty Corp. increases our ownership in this exciting venture to over one-third, adding a long-term asset to our uranium portfolio and balance sheet.”

The interest rate for the Credit Facility remains unchanged at 8%.  In connection with the Credit Facility Extension, the Company has issued a total of 1,180,328 common shares of the Company to the lenders as an extension fee.  As with the Company’s prior Credit Facility, should any principal be outstanding on each of November 30, 2019, 2020 and 2021, an annual fee will continue to be due in cash or stock, at the option of the Company, at the rate of 7%, 6.5% and 6%, respectively, on each such date.

Royalties sale completed

The Company recently closed a royalty purchase agreement with Uranium Royalty Corp. (“URC”). The Company, together with one of its wholly-owned subsidiaries, sold a one percent (1%) net smelter return royalty (collectively, the "Royalties") for uranium on UEC’s hard-rock conventional projects, Slick Rock (Colorado), Workman Creek (Arizona) and Anderson (Arizona).  As consideration for the sale of the Royalties, UEC received 12,000,000 common shares of URC representing, along with UEC’s prior interest, over a 34% holding in URC as of this date. URC is a private company with a unique and sole focus on uranium royalty and streaming assets. It is also a large and strategic shareholder in Yellow Cake PLC (AIM: YCA), a holder of physical uranium.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company with additional titanium and vanadium assets. The Company’s fully-licensed Hobson Processing Facility is central to all of its uranium projects in South Texas, including the Palangana ISR mine, the permitted Goliad ISR project and the development-stage Burke Hollow ISR project.  In Wyoming, UEC controls the permitted Reno Creek ISR uranium project. Additionally, the Company controls a pipeline of advanced-stage uranium projects in Arizona, Colorado, New Mexico and Paraguay. The Company also controls a large high-grade titanium project in Paraguay and significant vanadium resources in combination with its Slick Rock uranium project in Colorado. The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

The securities referred to in this news release have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE American: UEC
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release and oral statements made from time to time by representatives of the Company are or may constitute “forward-looking statements” as such term is used in applicable United States and Canadian laws and including, without limitation, within the meaning of the Private Securities Litigation Reform Act of 1995, for which the Company claims the protection of the safe harbor for forward-looking statements.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as forward-looking statements. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities.